Exhibit 10.1

FOURTH AMENDMENT

OF

UNITEDHEALTH GROUP

EXECUTIVE SAVINGS PLAN

(2004 Statement)

THIS AMENDMENT, made and entered into as of August 31, 2010, by UNITEDHEALTH GROUP INCORPORATED, a Minnesota corporation (“UnitedHealth Group”);

WHEREAS, UnitedHealth Group has heretofore established and maintains several nonqualified, deferred compensation programs (the “ESP”) for the benefit of a select group of management or highly compensated employees of UnitedHealth Group and certain affiliates of UnitedHealth Group; and

WHEREAS, Said programs are currently embodied in a single document which is effective January 1, 2004, and which is entitled “UNITEDHEALTH GROUP EXECUTIVE SAVINGS PLAN (2004 Statement)” (hereinafter referred to as the “Plan Statement”); and

WHEREAS, The Board of Directors of UnitedHealth Group has delegated to the Compensation and Human Resources Committee of the Board of Directors the power and authority to amend the Plan Statement; and

WHEREAS, the Compensation and Human Resources Committee has further delegated its authority to amend the Plan Statement to the Executive Vice President, Human Capital with the exception of amendments that would materially increase the cost of the ESP, and amendments that are required to be adopted by the Board of Directors or the Compensation and Human Resources Committee in order to comply with the requirements of Section 162(m) of the Internal Revenue Code or Section 16 of the Securities Exchange Act of 1934; and

WHEREAS, The Executive Vice President, Human Capital wishes to amend the Plan Statement to provide for the following: (i) to codify the administrative practice of otherwise eligible employees who are compensated by affiliates of UnitedHealth Group outside of the United States, (ii) to provide that, commencing in September 2010, a Participant may only elect in-service distribution dates for the Participant’s entire Account attributable to a Plan Year, (iii) to provide that a Participant’s eligibility for payment in installments will be based on the Participant’s Account balance at the commencement of the installment payments, and (iv) to make other clarifying or administrative changes; and

WHEREAS, The Executive Vice President, Human Capital has determined that such amendments will not materially increase the cost of the ESP, and that none of such amendments are required to be adopted by the Board of Directors or the Compensation and Human Resources Committee in order to comply with the requirements of Section 162(m) of the Internal Revenue Code or Section 16 of the Securities Exchange Act of 1934;

NOW, THEREFORE, BE IT RESOLVED, That the Plan Statement is hereby amended in the following respects:

1. TREATMENT OF OVERSEAS EMPLOYEES. Effective as of the date of the 2004 Statement, in order to clarify the operation of the ESP and to reflect the administrative practice, Section 2 shall be amended by adding the following new Section 2.6:

2.6 Special Rule for Overseas Employees. If an employee is compensated by an Affiliate located outside of the United States, and such compensation is paid outside of the United States (an “Overseas Employee”), such employee shall not be eligible to participate in the Plan. If a Participant becomes an Overseas Employee, any compensation paid by such Affiliate shall not be included in his or her Incentive Award, Performance Award or base salary for purposes of Section 4, and the last sentence of Section 2.5 shall apply to such Participant as if he or she had ceased to be a member of a select group of management or highly compensated employees. If an otherwise eligible employee ceases to be an Overseas Employee during a Plan Year, and is or becomes employed within the United States in an Eligible Grade Level, and the employee has not been eligible to participate in the ESP, or any other account balance deferred compensation plan maintained by any Employer or Affiliate (other than the accrual of earnings) at any time during the twenty-four (24) month period ending on the date such employee is selected for this Plan, the Executive Vice President, Human Capital (or, for a Section 16 Officer, the Board of Directors) may designate that such employee shall be allowed to enter the Plan as a Participant as of fixed prospective date that is not later than thirty (30) days after selection. Such employee who is selected for participation during a Plan Year shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2. Notwithstanding the foregoing, an employee who is compensated both by an Employer located within the United States and an Affiliate located outside of the United States during the same period, may continue to be, or, if otherwise eligible, may become, a Participant, but only compensation paid within the United States shall be included in his or her Incentive Award, Performance Award or base salary. For purposes of this Section 2.6, Puerto Rico, and any other territory or possession of the United States that is not subject to the Internal Revenue Code of 1986, shall be considered to be outside of the United States.

2. EXCEPTION TO INSTALLMENT PAYMENTS FOR SMALL AMOUNTS. Effective on the date this amendment is adopted, Section 9.2(b)(ii)(A) shall be amended to read as follows:

(A)	at the time of the payment of the first installment of any distribution of installments from this Plan or any other account balance deferred compensation plan of Employers or an Affiliate, the combined value of (1) the Participant’s Account in this Plan as of the Valuation Date as of which such first installment is to be determined and (2) the Participant’s post-2004 accounts in all other account balance deferred compensation plans of the Employers or an Affiliate is determined to be equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the calendar year in which such first installment is paid ($16,500 in 2010), and

3. ELECTION OF IN-SERVICE DISTRIBUTIONS. Effective September 1, 2010, Section 9.8.1 shall be amended by deleting the phrase “all or a portion of the Participant’s Account” in the introductory paragraph to said section and substituting the phrase “for the total amount of the Participant’s Account”, and by striking Section 9.8.1(e).

4. AMENDMENT AUTHORITY. Effective on the date this amendment is adopted, Section 11 of the Plan shall be amended by adding thereto the following new Section 11.5:

11.5 Certain Amendments. The Executive Vice President, Human Capital may unilaterally amend the Plan Statement to the same extent, and subject to the same limitations, as the Compensation and Human Resources Committee pursuant to Section 11.1; provided, however, that the Executive Vice President, Human Capital shall not adopt any amendment that would materially increase the cost of the ESP, or that is required to be adopted by the Board of Directors or the Compensation and Human Resources Committee in order to comply with the requirements of Section 162(m) of the Code or Section 16 of the Securities Exchange Act of 1934. The determination by the Executive Vice President, Human Capital that he or she is authorized to adopt an amendment shall be presumed correct and any such amendment adopted by Executive Vice President, Human Capital shall be binding on all employees, Participants, Beneficiaries, and other persons claiming a benefit under the ESP.

5. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.